                              STANDSTILL AGREEMENT
                              --------------------

     This Standstill Agreement ("Agreement") is entered into as of December 31, 1995 between James Taylor ("Taylor"), Reuter Manufacturing, Inc. ("Reuter"), a Minnesota corporation and Sanwa Business Credit Corporation, a Delaware corporation ("Lender").

                                    RECITALS

     A.   Taylor is the owner of 98,600 shares of common stock in Reuter;

     B. Taylor is the owner of options to acquire 139,000 shares of common stock in and a member of the Board of Directors of Reuter;

     C. Reuter has requested Lender to restructure the terms of its obligations to Lender and in connection therewith, has offered to enter into that certain Income Sharing Agreement (the "Income Sharing Agreement") of even date herewith; and

     D. It is a condition of Lender's agreement to restructure the obligations of Reuter to Lender that Taylor enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall apply until the first to occur of the following: (i) the expiration of the Income Sharing Agreement; (ii) the death of Taylor; or (iii) the occurrence of an event (other than one caused by Taylor, directly or indirectly) which causes an "ownership change" in respect of Reuter for the purposes of Section 382(g)(1) of the Internal Revenue Code of 1986, as amended (the "Termination Date").

     2. COVENANTS OF TAYLOR. Prior to the Termination Date, neither Taylor nor any person, corporation or other entity controlled by Taylor will, directly or indirectly: (i) acquire, offer to acquire or agree to acquire, or (ii) exercise any option or right to acquire (now or hereafter existing), or (iii) transfer, offer to or transfer or agree to transfer any Reuter stock or option or right to acquire any Reuter stock or otherwise take any similar steps to diminish the value of the net operating losses of Reuter.

     3. SPECIFIC PERFORMANCE. Taylor acknowledges and agrees that Lender would suffer irreparable damage in the event any of the provisions of this Agreement were not performed in accordance with the specific terms or otherwise were breached. Accordingly, it is agreed that Lender shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Lender may be entitled at law or equity.

     4. NO FIDUCIARY DUTY. Nothing in this Agreement shall be construed to create or impose upon the Lender any fiduciary duty to Taylor, or any other implied obligation to act or refrain from acting with respect to Reuter in any manner contrary to what the Lender may determine is in its own best interests.

     5. SUCCESSORS; CONTINUING EFFECT. This Agreement is being entered into for the benefit of, and shall be binding upon, Taylor, Reuter and Lender and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by any future holder or holders of any obligations of Reuter to Lender or any part of any of the same.

     6. AMENDMENTS. This Agreement may be amended only by a written instrument executed by Taylor and Lender and, if such amendment affects Reuter, by Reuter.

     7. WAIVERS. No waiver shall be deemed to be made by any party of any of its rights hereunder unless the same shall be in writing and then only with respect to the specific instance involved, and no such waiver shall impair or offset the rights of the waiving party or the obligations of the party benefited by such waiver in any other respect or at any other time.

     8. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement has been delivered for acceptance by Lender in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois. Each of the parties hereto hereby
(i) waives any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Agreement; (ii) irrevocably submits to the jurisdiction of any state or federal court located in Cook County, Illinois, over any action or proceeding to enforce or defend any matter arising from or related to this Agreement; and (iii) irrevocably waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Reuter and Taylor each (i) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; and (ii) agrees not to institute any legal action or proceeding against Lender or any of Lender's directors, officers, employees, agents or property, concerning any matter arising out of or relating to this Agreement in any court other than one located in Cook County, Illinois. Nothing in this Section 8 shall affect or impair Lender's right to serve legal process in any manner permitted by law or Lender's right to bring any action or proceeding against Reuter or Taylor or the property of Reuter or Taylor in the courts of any other jurisdiction.

     9. FURTHER ACTIONS. After the execution of this Agreement each party will execute and deliver all such documents and instruments and do all such other acts and things as may be reasonably necessary to carry out the provisions of this Agreement.

     10. NOTICES. Except as otherwise expressly provided for herein, any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and addressed to the party for whom such notices are intended at the address set forth below. All notices shall be sent by personal delivery, Federal Express or other overnight messenger service,

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first class registered or certified mail, postage prepaid, return receipt requested, facsimile transmission with a duplicate copy sent contemporaneously by U.S. Mail, or by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; or (c) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undeliverable at the address required by this Agreement. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed as follows:


     If to Taylor:            James Taylor
                              c/o Reuter Manufacturing, Inc.
                              410 Eleventh Avenue South
                              Hopkins, MN 55343
                              Fax: (612) 935-7798

     If to Green Isle:        Reuter Manufacturing, Inc.
                              410 Eleventh Avenue South
                              Hopkins, Minnesota  55343
                              Attn:     James Taylor, President and
                              Chief Executive Officer
                              Fax: (612) 935-7798

     with a copy to:          Winthrop & Weinstine, P.A.
                              3200 Minneapolis World Trade Center
                              30 East Seventh Street
                              St. Paul, Minnesota  55101
                              Attn:  Hart Kuller
                              Fax:  (612) 292-9347

     If to the Lender:        Sanwa Business Credit Corporation
                              One South Wacker Drive
                              Suite 3900
                              Chicago, IL  60606
                              Attn:  Asset Management Division
                              Fax: (312) 782-6486

     with a copy to:          Sachnoff & Weaver, Ltd.
                              30 South Wacker Drive
                              Suite 2900
                              Chicago, IL  60606
                              Attn:     Richard G. Smolev
                              Fax: (312) 207-6400


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

The above addresses may be changed by notice of such changed, mailed as provided herein, to the last address designated.

     11. COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

     12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such matters.

     13. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.


                                   /s/ James W. Taylor
                                   ------------------------------------
                                   JAMES TAYLOR


                                   REUTER MANUFACTURING, INC.


                                   By: /s/ James W. Taylor
                                       -------------------------------
                                   Name:   James W. Taylor
                                        ------------------------------
                                   Its:    President
                                        ------------------------------

                                   SANWA BUSINESS CREDIT CORPORATION


                                   By: /s/ Thomas P. Guido
                                       -------------------------------
                                   Name:   Thomas P. Guido
                                        ------------------------------
                                   Its:    Group Vice President
                                        ------------------------------


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